Exhibit 99.1

FERRELLGAS PARTNERS, L.P. ANNOUNCES AMENDMENT TO ITS REVOLVING CREDIT FACILITY

OVERLAND PARK, Kan., April 28, 2017 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE:FGP) today announced that Ferrellgas, L.P. entered into a sixth amendment to its secured credit facility. This amendment provides covenant relief by increasing the facility’s Consolidated Leverage Ratio to 7.75x and reducing the Consolidated Interest Coverage Ratio to 1.75x through April 30, 2018. The facility is now ‘right-sized’ at $575 million compared to the previous $700 million, eliminating $125 million of excess availability. Currently, the company has $213.6 million drawn and $123.5 million of letters of credit outstanding under the credit facility.

Alan C. Heitmann, Senior Vice President and Chief Financial Officer commented, “We’re pleased to have finalized 12- month covenant relief in our credit facility.” Mr. Heitmann continued, “Given the current amount of availability on the credit facility, the reduction in the size will not negatively affect Ferrellgas’ anticipated working capital or future expansive growth capital expenditures. The facility is now right sized at $575 million which will save $625,000 in annual unused fees.”

James E. Ferrell, Interim President and Chief Executive Officer added “We were required to ask for covenant relief due to the warmest winter on record. The largest portion of our business is the sale of propane gas, much of which is used for heating. Operationally, the company remains strong. We were pleased that our banks recognized this was not a systemic problem.”

About Ferrellgas
Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 28, 2016. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Contacts

Jack Herrold, Investor Relations – jackherrold@ferrellgas.com, 913-661-1851

Jim Saladin, Media Relations – jimsaladin@ferrellgas.com, 913-661-1833

Ferrellgas Partners, L.P.